Exhibit 23


                       Consent of Independent Accountants


We consent to incorporation by reference in the registration statement (No. 333-55218) on Form S-3 and the registration statement (No. 333-45560) on Form S-8 of First Ecom.com, Inc. of our report dated January 23, 2001, relating to the balance sheet of First Ecommerce Data Services Ltd. (a Development Stage Company) as of December 31, 2000, and the related statements of operations and cash flows for the period from April 11, 2000 (commencement of development) to December 31, 2000, which report appears in this Current Report on Form 8-K/A of First Ecom.com, Inc.


KPMG

Hamilton, Bermuda
September 7, 2001